EXHIBIT 3.1

AMENDMENT NO. 1 TO THE AMENDED AND RESTATED BYLAWS
OF
AMERICA’S CAR-MART, INC.
ADOPTED ON FEBRUARY 18, 2014

RESOLUTION OF THE BOARD OF DIRECTORS OF
AMERICA’S CAR-MART, INC.

WHEREAS, the board of directors (the “Board”) deems it desirable and in the best interests of America’s Car-Mart, Inc. (the “Corporation”) that the Amended and Restated Bylaws be amended, for the purpose of providing that each Director shall be elected by a majority of votes cast, on terms and conditions as set out below.

NOW, THEREFORE, it is hereby:

RESOLVED, that the following language shall be adopted and shall replace in its entirety Article II, Section 1 of the Amended and Restated Bylaws adopted on December 4, 2007:

ARTICLE II.

ANNUAL MEETINGS OF SHAREHOLDERS

Section 1.                      All meetings of the shareholders for the election of directors shall be held at such place and at such time and date as may be fixed from time to time by the Board of Directors.  Said meetings may be held either within or without the State of Texas as shall be designated from time to time by the Board of Directors and stated in the notice of the meeting.  At such meetings, the shareholders shall elect a Board of Directors, in the manner hereinafter provided in Article V, and transact such other business as may properly be brought before the meeting.

RESOLVED, that the following language shall be adopted and shall replace in its entirety Article V of the Amended and Restated Bylaws adopted on December 4, 2007:

ARTICLE V.

DIRECTORS

Section 1.                      The Board of Directors shall consist of not less than three (3) nor more than fifteen (15) members, the precise number to be fixed by resolution of the Board of Directors from time to time. The number of directors may be increased to more than fifteen or decreased to less than three (but in no event less than one) from time to time by amendment to these Bylaws, but no decrease shall have the effect of shortening the term of any incumbent director.  Directors need not be residents of the State of Texas nor shareholders of the corporation. The directors, other than the first Board of Directors, shall be elected at the annual meeting of the shareholders, and each director elected shall serve until the next succeeding annual meeting and until his successor shall have been elected and qualified. The first Board of Directors shall hold office until the first annual meeting of shareholders.

Section 2.                      Nominations of persons for election to the Board of Directors of the corporation may be made at a meeting of shareholders (i) by or at the direction of the Board of Directors or (ii) by any shareholder of the corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Section 2.  Nominations by shareholders shall be made pursuant to timely notice in writing to the Secretary of the corporation.  No nomination by a stockholder of the corporation will be submitted to stockholder vote at an annual meeting of stockholders unless the Secretary of the corporation has received written notice of the nomination on or prior to the date which is sixty (60) days prior to the first anniversary of the date on which the corporation first mailed its proxy materials for the prior year's annual stockholders' meeting. Such shareholder's notice shall include the following:

(1)           the name and address of the nominating stockholder;

(2)           a representation that the stockholder is a stockholder of the corporation and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

(3)           such information regarding each nominee as would have been required to be included in a proxy statement filed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (or pursuant to any successor act or regulation) had proxies been solicited with respect to such nominee by the Board;

(4)           a description of all arrangements or understandings among the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder;

(5)           the written consent of each nominee to serve as a director of the corporation if so elected; and

(6)           such other information as may be required by any applicable law or regulation.

At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director shall furnish to the Secretary of the corporation that information required to be set forth in a shareholder's notice of nomination which pertains to the nominee.  No person shall be eligible for election as a director of the corporation unless nominated in accordance with the procedures set forth in these Bylaws. The chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by these Bylaws, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

Section 3.                      Each director shall be elected by the vote of the majority of the votes cast with respect to that director at any meeting of shareholders for the election of directors at which a quorum is present, provided that if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors.  For purposes of clarity, it is stated that the provisions of the foregoing sentence do not apply to vacancies and newly created directorships filled by a vote of the board of directors under these Bylaws.  For purposes of this section, a majority of the votes cast means that the number of shares voted “for” a director must exceed 50% of the votes cast with respect to that director.  If a nominee who already serves as a director is not elected, the director shall offer to tender his resignation to the board of directors.  The Nominating Committee will make a recommendation to the Board of Directors on whether to accept or reject the resignation, or whether other action should be taken.  The Board of Directors will act on the Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results by filing a Form 8-K with the Securities and Exchange Commission.  The director who tenders his resignation will not participate in the Board of Directors’ decision with respect to his or her offer to tender resignation.  However, if each member of the Nominating Committee does not receive a majority of the votes cast, then the independent directors who did receive a majority vote shall appoint a committee among themselves to consider the resignation offers and recommend to the Board of Directors whether to accept them.  If no independent directors receive a majority vote, all directors may participate in the action regarding whether to accept or reject the resignation offers.  If any director’s resignation offer is not accepted by the Board of Directors, such director shall continue to serve until the next annual meeting and his successor is duly elected and qualified, or until the director’s earlier death, resignation, or removal.  If a director’s resignation offer is accepted by the Board of Directors pursuant to this Section 3 of Article V, or if a nominee for director is not elected and the nominee is not an incumbent director, then the Board of Directors, in its sole discretion, may fill any resulting vacancy pursuant to the provisions of Section 4 of this Article V or may decrease the size of the Board of Directors pursuant to Section 1 of this Article V.

Section 4.                      Any vacancy occurring in the Board of Directors may be filled in accordance with Section 5 of this Article V or by the affirmative vote of a majority of the remaining directors though less than a quorum of the Board of Directors.  A director elected to fill a vacancy shall be elected for the unexpired portion of the term of his predecessor in office.

Section 5.                      Any directorship to be filled by reason of an increase in the number of directors may be filled by election at an annual meeting or at a special meeting of shareholders called for that purpose.  A director elected to fill a newly created directorship shall serve until the next succeeding annual meeting of shareholders and until his successor shall have been elected and qualified.  Any directorship to be filled by reason of an increase in the number of directors may also be filled by the Board of Directors for a term of office until the next election of directors by shareholders; provided no more than two directorships may be so filled during a period between any two successive annual meetings of shareholders.

Section 6.                      Notwithstanding Sections 4 and 5 of this Article V, whenever the holders of any class or series of shares are entitled to elect one or more directors by the provisions of the

Articles of Incorporation, any vacancies in such directorships and any newly created directorships of such class or series to be filled by reason of an increase in the number of such directors may be filled by the affirmative vote of a majority of the directors elected by such class or series then in office or by a sole remaining director so elected, or by the vote of the holders of the outstanding shares of such class or series, and such directorships shall not in any case be filled by the vote of the remaining directors or the holders of the outstanding shares as a whole unless otherwise provided in the Articles of Incorporation.

Section 7.                      The business affairs of the corporation shall be managed by its Board of Directors which may exercise all such powers of the corporation and do all such lawful acts and things as are not by statute or by the Articles of Incorporation or by these Bylaws directed or required to be exercised or done by the shareholders.

Section 8.                      The directors may keep the books of the corporation, except such as are required by law to be kept within the state, outside of the State of Texas, at such place or places as they may from time to time determine.

Section 9.                      The Board of Directors, by the affirmative vote of a majority of the directors then in office, and irrespective of any personal interest of any of its members, shall have authority to establish reasonable compensation of all directors for services to the corporation at as directors, officers or otherwise.

DATED as of February 18, 2014

/s/ J. David Simmons J. David Simmons, Lead Director

ATTEST:

/s/  Jeffrey A. Williams
Jeffrey A. Williams
Secretary